Exhibit 99.1

Good morning and welcome to Affinity Media’s conference call coordinated to discuss the proposed amendment to its merger agreement with Hotels At Home announced this morning. You should have all received the company’s press release disseminated this morning at 8:00 am. A copy of the release is also posted on Affinity’s website at www.affinitymedia.net.

Please be aware that today's call will contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. Refer to Affinity’s most recent filings with the SEC, as well as this morning’s press release that accompanies today's call, for a list of risks and uncertainties that could impact actual results.

Joining us on the call today from Affinity Media is Peter Engle, Chief Executive Officer, and Howard Cohl, President. From Hotels At Home we are joined by Michael Ware, Chief Executive Officer and Ray Romano, Chief Financial Officer

I would now like to turn the call over to Peter Engel, CEO of Affinity Media for a short statement which will be followed by an opportunity to address any questions you may have. With that, I’d like to pass the call to Peter.

Thank you Joe and good morning everyone. Thank you for taking the time to join us this morning to discuss what we believe has evolved into an even more attractive investment opportunity following the [two] significant enhancements made on May 1st.

On May 1, Affinity Media and Hotels At Home announced an amendment to the merger agreement that included the following adjustments to our proposed deal:

•	We reduced the number of shares to be offered by 175,000
•	We lowered the cash payment to Hotels At Home by $1.0 million
•	We modified the earn-out provision for Hotels At Home management by increasing the net income thresholds by $300,000 per year from 2008 through 2010
•	We reduced the salaries of the Hotels At Home executives
•	We agreed that Affinity’s founding stockholders would lower their ownership by 625,000 shares to 375,000
•	The underwriter of the deal agreed to accept 70,175 shares in lieu of $400,000 in deferred fees
•	An advisor to the merger waived its right to approximately $200,000 and 32,600 shares

•	And finally, we extended the exercise dates on the warrants by one year to June 4, 2011

In addition, if the merger is approved, there will be a one time distribution to Affinity Media stockholders of record as of June 16, 2008 in the form of $2.6 million in cash and 800,000 shares of common stock.

We are currently in negotiations to further amend our agreement with Hotels At Home in two major areas:

We will agree, if the merger is approved, that the company’s Board of Directors will be comprised of seven members, with one seat on the Board provided for a representative dedicated to ensuring the corporate governance activities of management and the Board are in the best interest of the shareholders.

Additionally, we intend to issue a quarterly dividend of 4.5 cents for each share of common stock, or $0.18 a year, for at least the first year, contingent on the closing of the acquisition.

It is Hotels At Home’s ability to generate positive cash flow on a consistent basis that allows us to offer such an attractive dividend. It is also Hotels ability to generate impressive cash flow that makes us well aware of the company’s intrinsic value and places the Board in an advantageous position to prudently explore all avenues to increase shareholder value.

With this substantial financial flexibility, we believe that we will be in the position to execute on our growth and expansion initiatives and focus our investment decisions on return on invested capital and return on equity, which we believe are two key metrics necessary in making successful investment decisions.

While our core strategy will remain growth and expansion, should the value fall below our level of acceptance, deploying this free cash flow in the form of a share buyback will be taken under strong consideration.

That will conclude my formal remarks. Please refer to our press release this morning should you require a one-on-one conference call with our management team. We would now like to open the call for any questions. Operator?